                                                                Exhibit No. 99.1

                                                       PRESS RELEASE
                                                       FOR INFORMATION CONTACT:
                                                       Scott D. Kantor
                                                       Chief Financial Officer
                                                       Datascope Corp.
                                                       14 Philips Parkway
                                                       Montvale, NJ  07645
                                                       (201) 307-5490
                                                       www.datascope.com
                                                       -----------------


         FOR IMMEDIATE RELEASE:

         DATASCOPE REPORTS THIRD QUARTER FISCAL 2006 FINANCIAL RESULTS;
                         RECORD CARDIAC ASSIST REVENUES

         Montvale, New Jersey, April 26, 2006 . . . Datascope Corp. (Nasdaq:
DSCP) today announced financial results for its third fiscal quarter and the nine months ended March 31, 2006.

         Datascope reported net earnings of $9.1 million, or 59 cents per diluted share, on sales of $93.1 million in the third quarter of fiscal 2006, compared to net earnings of $8.8 million, or 58 cents per share, on sales of $96.1 million in the third quarter of fiscal 2005. Net earnings for the nine months ended March 31, 2006 were $19.6 million, or $1.29 per share, on $273.9 million of sales, compared to $17.2 million of earnings, or $1.13 per share, on $259.1 million of sales for the first nine months last year.

         Results for the third quarter of fiscal 2006 included a special dividend of $4.5 million ($3.9 million after tax), or 25 cents per share, received from a preferred stock investment held by the company. The company noted that a comparison of the third quarters of fiscal 2006 and 2005 should consider that, as previously reported, the company recognized approximately $6.1 million of sales in the third quarter of fiscal 2005 in connection with sales that normally would have been recognized in the second quarter of that year but for the completion of software validation relating to the company's new Panorama(TM) central monitoring system. The $6.1 million of sales recognized in the third quarter of fiscal 2005 accounted for approximately $2.6 million(1) of net earnings, or 17 cents per diluted share in that period.

         Excluding this $6.1 million of Panorama sales in the third quarter last year, Patient Monitoring sales this year, at $36.7 million, net of $0.6 million of unfavorable foreign exchange, were 5%(2) below last year. Orders were essentially even with last year but sales lagged orders principally because the company did not ship a significant dollar amount of orders received just before the end of the quarter. Beyond that, lack of patient monitoring sales growth in the quarter reflects increased competitive pressure in the United States and considerable market weakness in Europe, both in distributor markets and especially in the direct sales markets of France and the United Kingdom. Nonetheless, sales of Panorama central monitoring systems continued to grow. Installations of Panorama systems set a record, continuing a trend of rising revenue and bringing the total number of Panorama installations to 247, since its launch in the first quarter of fiscal 2005.

         Record shipments of both balloon pumps and intra-aortic balloons, plus sales of the company's newly acquired ClearGlide(R) endovascular vessel harvesting (EVH) product increased sales of cardiac assist products by 21% to a record $43.3 million, net of $0.7 million of unfavorable foreign exchange translation. Sales of balloon pumps, principally the CS100(R) automatic pump, were fueled by continued increased demand in international markets and replacement of older pump models from the very large installed base of pumps in the United States. Sales of intra-aortic balloons increased due to continued strong international growth. Sales of intra-aortic balloons in the United States remained steady.

         The ClearGlide EVH product was launched by the company's Cardiac Assist Division in January 2006. Sales in the third fiscal quarter, the product's first selling quarter for the company, proved to be better than expected with little loss from the selling rate under its prior owner. Based on an estimated current annual market for EVH products of $100 million and an estimated penetration of 50% of the 300,000 coronary bypass surgical procedures performed in the United States last year, the potential annual market for EVH is estimated at $200 million. The company expects its ClearGlide product to make a significant contribution to the future growth of the Cardiac Assist business.

         Sales of interventional products were $5.4 million in the third quarter of 2006, 19% below last year, as sales of VasoSeal, the company's principal vascular closure device, continued to decrease. As in prior periods, the decline was partially offset by sales of non-closure products, which grew 35% over last year. Non-closure products accounted for 36% of total interventional product sales in the third quarter of fiscal 2006 compared with 22% in the same period last year. On-Site(TM), the company's new collagen-based vascular closure device, was launched in the United States market in early March 2006 after the completion of beta testing at six hospital centers. The market response to On-Site is encouraging. Nearly one-third of the customers who placed initial orders for On-Site have already reordered and about 40% of those customers have adopted the device for regular use. If the early market response continues, the company believes that the On-Site product would play a key role in the anticipated turn-around of the Interventional Products business. The launch of the X-Site(R) suture-based vascular closure device is now projected for the third quarter of fiscal 2007 due to revised assumptions regarding the regulatory approval timetable for the redesigned device.

         InterVascular sales were $7.4 million in the third quarter of fiscal 2006, 14% lower than the comparable period last year. Sales last year were higher primarily because they included revenues from an OEM agreement that has since been terminated, and because the company's United States distribution strategy changed in the fourth quarter of fiscal 2005 from a direct sales model to an exclusive distributor relationship with W.L. Gore & Associates, Inc., resulting in lower average United States selling prices this quarter compared to a year ago. Competitive pricing pressure in the European countries in which the company sells directly and unfavorable foreign exchange translation of $0.4 million also affected year-over-year InterVascular sales. InterVascular's year-over-year profitability, however, increased due to the elimination of costs associated with direct selling in the United States.

         Datascope will hold a conference call and webcast to discuss its third quarter fiscal 2006 financial results on April 27, 2006 at 12:00 noon EDT. To access the conference call, please dial (877) 704-5391. You also may access the webcast of the conference call on the company's
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website, www.datascope.com. Datascope's news releases and other company information also can be found on its website.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the ClearGlide EVH product will not make a significant contribution to the future growth of the Cardiac Assist business, that the early response to the On-Site product will not continue and On-Site will not play a key role in the turn-around of the Interventional Products business, and that the introduction of X-Site will be delayed and market conditions may change, particularly as the result of competitive activity in the markets served by the company. Additional risks include the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for patient monitoring, cardiac assist and interventional products, continued demand for the company's products, rapid and significant changes that generally characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.



------------
         (1) The net earnings effect of the Panorama sales recognized in the third quarter last year of $6.1 million reflects $3.7 million of gross profit, tax effected at 29.5%. The resultant $2.6 million divided by 15.2 million diluted shares equates to $0.17 per share.

         (2) Patient Monitoring sales in the third quarter last year were $44.7 million. At that level, the decline in sales in the third quarter this year was 18%. Reducing last year's third quarter sales by $6.1 million equates to $38.6 million and decreases the year-over-year sales decline to 5%.

                        DATASCOPE CORP. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                   NINE MONTHS ENDED                    THREE MONTHS ENDED
                                                                       MARCH 31,                             MARCH 31,
                                                          ----------------------------------     ----------------------------------
                                                               2006               2005                2006               2005
                                                          ---------------    ---------------     ---------------    ---------------
NET SALES                                                 $      273,900     $      259,100      $       93,100     $       96,100
Cost of sales                                                    117,900            106,136              40,235             40,552
Cost of sales, special charge                                      2,444                 --                  --                 --
                                                          ---------------    ---------------     ---------------    ---------------
    Gross profit                                                 153,556            152,964              52,865             55,548

OPERATING EXPENSES:
  Research and development
    expenses                                                      27,714             26,486               9,568              9,118
  Selling, general and
    administrative expenses                                      105,008            103,587              36,060             34,993
  Special gain                                                      (810)                --                  --                 --
                                                          ---------------    ---------------     ---------------    ---------------
                                                                 131,912            130,073              45,628             44,111
                                                          ---------------    ---------------     ---------------    ---------------
OPERATING EARNINGS                                                21,644             22,891               7,237             11,437

Other (income) expense:
  Interest, net                                                   (1,393)            (1,462)               (393)              (576)
  Dividend income                                                 (4,523)                --              (4,523)                --
  Other, net                                                       1,396                424                 325                139
                                                          ---------------    ---------------     ---------------    ---------------
                                                                  (4,520)            (1,038)             (4,591)              (437)
                                                          ---------------    ---------------     ---------------    ---------------
EARNINGS BEFORE TAXES ON INCOME                                   26,164             23,929              11,828             11,874
Taxes on income                                                    6,589              6,700               2,760              3,083
                                                          ---------------    ---------------     ---------------    ---------------
NET EARNINGS                                              $       19,575     $       17,229      $        9,068     $        8,791
                                                          ===============    ===============     ===============    ===============

Earnings per share, basic                                          $1.32              $1.16               $0.60              $0.59
                                                          ===============    ===============     ===============    ===============

Weighted average common
   shares outstanding, basic                                      14,884             14,795              15,011             14,797
                                                          ===============    ===============     ===============    ===============

Earnings per share, diluted                                        $1.29              $1.13               $0.59              $0.58
                                                          ===============    ===============     ===============    ===============

Weighted average common
   shares outstanding, diluted                                    15,220             15,204              15,377             15,151
                                                          ===============    ===============     ===============    ===============

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                        DATASCOPE CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                                        MARCH 31,                  JUNE 30,
                                                                                          2006                       2005
                                                                                  ----------------------     ----------------------
       ASSETS
       Current Assets:
         Cash and cash equivalents                                                $              23,140      $              12,188
         Short-term investments                                                                  24,580                     30,384
         Accounts receivable less allowance for
           doubtful accounts of $2,401 and $2,279                                                76,001                     74,145
         Inventories, net                                                                        60,257                     54,626
         Prepaid income taxes                                                                     2,117                        645
         Prepaid expenses and other current assets                                               14,123                     11,157
         Current deferred taxes                                                                   6,572                      5,294
                                                                                  ----------------------     ----------------------
             Total Current Assets                                                               206,790                    188,439

       Property, Plant and Equipment, net of accumulated
          depreciation of $89,236 and $82,427                                                    84,490                     87,648
       Long-term Investments                                                                     22,398                     22,813
       Intangible Assets                                                                         20,497                     20,908
       Goodwill                                                                                   4,065                      4,065
       Other Assets                                                                              31,786                     33,209
                                                                                  ----------------------     ----------------------
                                                                                  $             370,026      $             357,082
                                                                                  ======================     ======================

       LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities:
         Accounts payable                                                         $              18,332      $              18,850
         Dividends payable                                                                        1,057                      1,036
         Accrued expenses                                                                        15,250                     16,283
         Accrued compensation                                                                    14,336                     15,335
         Short-term debt                                                                          3,500                      4,000
         Deferred revenue                                                                         3,361                      3,975
                                                                                      ------------------         ------------------
             Total Current Liabilities                                                           55,836                     59,479

       Other Liabilities                                                                         32,464                     31,738
       Commitments and Contingencies
       Stockholders' Equity:
         Preferred stock, par value $1.00 per share:
           Authorized 5,000 shares; Issued, none                                                     --                         --
         Common stock, par value $.01 per share:
           Authorized, 45,000 shares;
           Issued, 18,715 and 18,256 shares                                                         187                        183
         Additional paid-in capital                                                             103,392                     88,773
         Treasury stock at cost, 3,465 and 3,460 shares                                        (105,319)                  (105,175)
         Retained earnings                                                                      294,056                    292,524
         Accumulated other comprehensive loss:
           Cumulative translation adjustments                                                    (2,789)                    (2,713)
           Minimum pension liability adjustments                                                 (7,503)                    (7,503)
           Unrealized loss on available-for-sale securities                                        (298)                      (224)
                                                                                  ----------------------     ----------------------
             Total Stockholders' Equity                                                         281,726                    265,865
                                                                                  ----------------------     ----------------------
                                                                                  $             370,026      $             357,082
                                                                                  ======================     ======================